 Exhibit 99.1

FOR IMMEDIATE RELEASE

Map of Store Locations Available

Media Contacts:
Eve Callahan	Ron Farnsworth
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4188	503-727-4108
evecallahan@umpquabank.com	ronfarnsworth@umpquabank.com

Jane Taber	Kim Kaselionis
LANE PR	Circle Bank
503-546-7888	415-493-3100
jane@lanepr.com	kkaselionis@circlebank.com

UMPQUA HOLDINGS CORPORATION TO ACQUIRE

CALIFORNIA-BASED Circle bancorp

PORTLAND, Ore., Aug. 30 Umpqua Holdings Corporation (NASDAQ:UMPQ), parent company of Umpqua Bank, announced a definitive agreement to purchase California-based Circle Bancorp, parent company of Circle Bank. The agreement provides for cash consideration to the common shareholders of $20.4 million, or $17.75 per share. Including the planned cash redemption of $3.5 million in preferred stock and the value of outstanding options and warrants, the total aggregate deal value is approximately $24.9 million.

Upon completion of the acquisition, all Circle Bank branches will operate under the Umpqua Bank name. The acquisition will add Circle Bank’s Bay Area network of six branches in Corte Madera, Novato, Petaluma, San Francisco, San Rafael and Santa Rosa* to Umpqua Bank’s network of 193 locations in California, Oregon, Washington and Northern Nevada.

“As we’ve announced previously, the Bay area is a strategic growth market for Umpqua Bank, and this partnership is an important first step in our planned expansion in the region,” said Ray Davis, president and CEO of Umpqua Bank. “Circle Bank has a strong commitment to its customers and communities, and we’re pleased to partner with an organization that shares Umpqua’s community bank values and culture.”

In a statement, Kit M. Cole, chairman and CEO of Circle Bancorp, and Kim Kaselionis, CEO of Circle Bank, said, “The combination of Umpqua and Circle Bank will offer customers expanded geographic coverage and access to the variety of products and services of a large bank delivered with the quality customer service and engagement that only a community bank can provide. All of us at Circle Bank are excited by the opportunities for our customers, our communities and our employees.”

The boards of both companies have approved the transaction, which is subject to regulatory approval and approval by the common and preferred shareholders of Circle Bancorp, as well as other customary conditions of closing. Following entry by the companies into the agreement,

Shoreline Capital Partners LP, the holder of approximately 99 percent of the outstanding shares of common stock of Circle Bancorp, delivered to Circle Bancorp its agreement to vote in favor of approving the agreement.

Completion is expected during the fourth quarter of 2012. Umpqua Holdings Corporation expects the acquisition to be immediately accretive to operating earnings per share with minimal impact on tangible book value per common share. The combined organization will have assets of approximately $11.8 billion, deposits of approximately $9.4 billion and shareholders’ equity of approximately $1.7 billion.

Lane Powell PC served as legal advisor to the board of directors of Umpqua Holdings Corporation and Horgan, Rosen, Beckham & Coren, L.L.P. served in the same capacity for Circle Bancorp. Keefe, Bruyette & Woods, Inc. served as financial advisor to Circle Bancorp.

*Map of store locations available

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ:UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

About Circle Bancorp

Circle Bancorp is the parent company of Circle Bank (www.circlebank.com), a full-service bank, providing a broad range of financial services to consumers and businesses. It is headquartered in Novato, with additional branches in Corte Madera, San Rafael, Petaluma, Santa Rosa and San Francisco’s Noe Valley. Circle Bank recently reported its 52nd consecutive quarter of profitability and is the only community bank in Northern California that annually publishes and distributes a Corporate Social Responsibility report. Circle Bancorp had total net assets of $306 million as of the quarter ending June 30, 2012.

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This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include whether Circle Bancorp’s shareholders approve the merger, whether the companies receive regulatory approvals for the merger, the timing of closing, whether the companies have accurately predicted acquisition and consolidation expenses, the timing and amount of savings from consolidation, the expected earnings contributions of both companies and management’s ability to effectively integrate the companies.

This press release should not be construed as a proxy solicitation by Circle Bancorp for shareholder approval of the transaction. Circle Bancorp and certain of its directors, executive officers and other members of management and employees may be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Circle Bancorp’s directors and executive officers will be available in the proxy statement to be mailed to shareholders in connection with the transaction. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be mailed to shareholders in connection with the transaction